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                               EXHIBIT 10(E)(III)

                                 BRESLIN REALTY
                                DEVELOPMENT CORP.

Paul Berger                                     516-741-7584
Executive Vice President

                             March 13, 1996

VIA FACSIMILE
-------------

Mr. Bernard Korn
Colonial Commercial
3601 Hempstead Turnpike - Suite 121-I
Levittown, New York 11756

                        Re: Colonial Commercial
                            -------------------

Dear Bernie:

     This letter is written to memorialize the conversations which you and I had over the telephone yesterday.

     We discussed the need to furnish you and your attorney with more specific detailed information respecting the 16-acre J-3 zoned neighborhood shopping center site in Yaphank which was suggested as the collateral for the indebtedness remaining due from Breskel Associates (Breslin and the Frankel Estate). You indicated that you were prepared to consent to an extension of time to answer and to instruct your attorney with respect to such an extension beyond March 13, 1996 only if the following was done and/or agreed upon in writing, as the case may be:

1. Wilbur's earlier communication outlined the payment of the sum of $100,000, comprised of (I) the return of the $38,000 note from Colonial marked "paid" or "satisfied", and (ii) $62,000 in cash plus interest from January 1, 1996. In light of the fact that the cash portion of such payment would probably not be available until sometime during the second week of April, 1996, Wilbur's earlier communication must be modified. Wilbur is to confirm that the $62,000 cash payment will be made on or before April 10, 1996 and the $38,000 note will be deposited with Colonial Commercial's attorney to be held in escrow subject to consummation of the closing pursuant hereto;

2. Wilbur is to confirm his agreement to furnish such of the title material and existing environmental studies, copies of material relating to zoning affecting the parcel, all findings made in connection with the environmental impact study as it affects the subject parcel and obtain, probably within the next week, but certainly on or before April 10, an appropriate letter from the counsel handling the zoning and the Pine Barrens litigation and negotiations, outlining the impact of the presence or non-presence

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   of the subject parcel within the CORE Preservation Area of the Pine Barrens.
   (I indicated to you that I would contact Herb Balin and ask him to provide an appropriate explanatory letter which would also explain the operative effect of a transfer of this site into the CORE Preservation area and the obligation of the governmental authority having jurisdiction to pay the value of the property in cash or to substitute for the property other property of equivalent value to that of the property transferred into the CORE Preservation area. In making my request to Herb Balin, who is the attorney likely to prepare the letter for you, I will ask that he accompany his letter with excerpts from the findings supporting his letter). If you are not satisfied with the collateral proposed, after review of the material furnished, Wilbur will try to provide a satisfactory substitute collateral security;

3. Wilbur is to confirm his agreement to pay the reasonable costs incurred by Colonial in connection with resolving the existing dispute, including recording fees and filing fees, reasonable attorneys' fees and disbursements in enforcing the Note dated January 31, 1994 and in connection with the agreement, costs of updating environmental reports, surveys, title reports and, if necessary, the cost of obtaining an appraisal letter from a qualified appraiser confirming that the value of the subject collateral is at least equal to the outstanding amount of the Colonial loan. So long as there is such a letter attesting to a value at least equal to the outstanding amount of the loan, a formal appraisal shall not be required,

4. Wilbur is to agree to withdraw the lawsuit brought by him alleging fraud in connection with the inducement of the loan and to discontinue such action with prejudice on behalf of himself, the partnership and the Estate, simultaneously with the closing of the modification of the note and implementation of the collateral transaction; and

5. The balance of the obligation, after application of the $100,000 payment, will be evidenced by a restated note to be delivered at closing setting forth the agreed repayment schedule as evidenced by the letter dated February 28, 1996 from Wilbur Breslin addressed to Bernard Korn.

   It was my understanding, following our discussion, that if Wilbur was agreeable to the above-outlined terms and schedule and if the $38,000 note was undertaken to be delivered at the closing, the pending matter and the time to answer would be adjourned in order to provide opportunity to furnish the additional material not heretofore furnished to your attorney, together with the Herb Balin explanation letter and relevant updated materials (provided such updated materials are obtainable) and that, at such closing, if the fine-tuning and due diligence with respect to the collateral had been completed, the restated note and the collateral given to secure the note would be delivered and the litigation commenced by you would be adjourned or discontinued without prejudice so long as the restated note was honored and its terms performed until the note was paid. Consonant with the philosophy of such a disposition of the matter, the $62,000 cash

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payment, if not made by April 10, 1996, would constitute an Event of Default under the mortgage and the restated note.

     I think the foregoing outline of our conversation includes all of the items discussed. If the foregoing accurately reflects your understanding of the conversation we had, please indicate your agreement by countersigning the copy of this letter and furnishing me with a countersigned copy. Wilbur has reviewed this letter and has evidenced his agreement with the terms set forth, provided that you similarly agree to the terms as outlined If the terms are agreeable to both, we can implement the arrangement, the understanding being that the entire arrangement is conditioned on the due diligence investigation confirming that good title to the property reposes in Breskel Associates, that the property is substantially as described in the metes and bounds description and the survey heretofore furnished that the appraisal letter confirms that the value is at least equal to the amount of indebtedness and that Herb Balin's letter provides the explanation of the status of the property in the context of the Pine Barren's legislation and its provisions respecting the CORE preservation area in a manner reasonably acceptable to Colonial. If you are not satisfied with the collateral proposed, after review of the material furnished, Wilbur will try to provide a satisfactory collateral security.

     If there is reasonable objection by you and/or your attorney to the adequacy or appropriateness of what is revealed by the due diligence investigation, the parties would be restored to the status quo ante, the $38,000 note will be returned, the $62,000 payment will not be made, the note and mortgage will not be delivered and all agreements respecting the restraints on the conduct of the existing litigation would be withdrawn. The time for delivery of any documents in the litigation pending will be due ten (10) days following your declaration that the collateral being offered is not satisfactory. Colonial will advise Wilbur, in writing, if it determines that the collateral is not satisfactory and the delivery of such notice will trigger the time period within which any pending responsive litigation documents would be required to be served.

     I am hopeful that necessary third party responses will accommodate the schedule outlined, knowing that we have a title company to deal with, environmental engineers to deal with and, of course, attorneys to deal with. I have kept the schedule at the tight level that you requested and we will make every effort to get the items that we are trying to have furnished to you within those scheduled time frames. I look forward to being able to dispose of this matter with minimal further damage to those concerned, financial and/or psychological.

                                        Very truly yours,
                                        /s/ Paul Berger
                                        Paul Berger

Acknowledged and Agreed to by:   Acknowledged and Agreed to by:
/s/ Wilbur F. Breslin
---------------------            --------------------------
Wilbur F. Breslin                   Bernard Korn